EXHIBIT 99.1

INTUITIVE SURGICAL SETTLES PENDING LITIGATION

Sunnyvale, California, January 14, 2004—Intuitive Surgical, Inc. (Nasdaq: ISRG), the leader in operative robotics, today announced that it has settled its pending litigation with Brookhill-Wilk 1, LLC. Under the terms of the settlement, Brookhill-Wilk will grant a perpetual, exclusive license and certain covenants to Intuitive in consideration of a one-time license fee in the amount of $2.6 million. The settlement will result in the dismissal with prejudice of all pending litigation between the companies, including Brookhill-Wilk’s related claims against Computer Motion, Inc. and several customers of Intuitive Surgical.

Intuitive Surgical also announced that it has settled its pending litigation with two former patients of The Valley Hospital in New Jersey.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical said, “We are delighted to put these matters to rest and continue to focus our efforts on delivering the best products and services to our customers.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; our ability to integrate the operations of Computer Motion with our operations, including the respective research and development operations, personnel, product lines and technology, and the rate at which the operations of the two companies are integrated; our ability to achieve anticipated synergies and cost savings of our acquisition of Computer Motion and the rate at which these anticipated synergies and costs savings are achieved; and unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:

Intuitive Surgical, Inc.

Ben Gong, 408-523-2175

Sarah Norton, 408-523-2161